Exhibit 99.3

ENERGIZER HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Acquisition of Spectrum Brands Holdings, Inc. Global Battery, Lighting and Portable Power Business

On January 15, 2018, Energizer Holdings, Inc. (Energizer or the Company) entered into a definitive acquisition agreement with Spectrum Brands Holdings, Inc. (Spectrum), to acquire its global battery, lighting, and portable power business (Acquired Battery Business), for a total purchase price of $2,000.0 million in cash, subject to certain purchase price adjustments (Battery Acquisition).

On November 15, 2018, the Company entered into an amended definitive acquisition agreement with Spectrum and proposed a remedy for consideration to the European Commission for regulatory approval. The remedy set forth by Energizer included the divestiture of the Varta® consumer battery, chargers, portable power and portable lighting business in the Europe, Middle East and Africa region (EMEA), including manufacturing and distribution facilities in Germany (Varta Divestment Business or Divestiture). Energizer will retain the rights to the Varta brand in Latin America and Asia Pacific, as well as Spectrum’s global Rayovac®-branded consumer and hearing aid batteries business.

On December 11, 2018, the European Commission approved the remedy as proposed and the Battery Acquisition closed on January 2, 2019. Energizer funded the Battery Acquisition through the net proceeds from the issuance of debt financing, term loans and cash on hand. Energizer began the formal divestiture process immediately after close and expects to complete the Divestiture during the first half of calendar year 2019.

Based on the original purchase price, net of assumed Divestiture proceeds of $550.0 million, the Company now expects the net purchase price to be $1,450 million, subject to certain purchase price adjustments. Energizer has assumed $550 million in Divestiture proceeds; however, actual proceeds may differ materially based on a variety of factors, including buyer interest, due diligence and the performance of the Varta Divestment Business. In the event that actual proceeds, including specified adjustments, exceed $600 million, Energizer has agreed to pay Spectrum 25% of such excess. In the event that actual proceeds, including specified adjustments, are less than $600 million, Spectrum has agreed to pay Energizer 75% of the shortfall and up to a total of $200 million. The assumed proceeds of $550.0 million includes Spectrum’s portion of the shortfall.

Acquisition of Spectrum’s Global Auto Care Business

On November 15, 2018, Energizer entered into a definitive acquisition agreement to acquire Spectrum’s global auto care business, including the Armor All®, STP®, and A/C PRO® brands (Acquired Auto Care Business), for a purchase price of $1,250.0 million, subject to certain purchase price adjustments (Auto Care Acquisition and collectively with the Battery Acquisition and related financing transactions and divestiture of the Varta Divestment Business, the Transactions). The contractual purchase price is comprised of $937.5 million in cash and $312.5 million of newly-issued Energizer common stock to Spectrum.

Per the acquisition agreement, the equity consideration to Spectrum was determined by dividing the contractually committed common stock amount of $312.5 million by the volume weighted average sales price (VWAP) per share of the Company’s common stock for the 10 consecutive trading days immediately preceding November 15, 2018, subject to certain potential adjustments under such agreement. As a result, 5.3 million shares are expected to be issued to Spectrum. In addition, per the terms of the agreement, additional cash consideration of $36.8 million will be paid based on the difference between the 10 day VWAP and the 20 day VWAP beginning with the 10 trading day immediately proceeding November 15, 2018.

The Company intends to fund the cash portion of the Auto Care Acquisition with the issuance of $600.0 million of debt financing and the issuance of common stock and mandatory convertible preferred stock through capital markets to generate proceeds of $375.0 million. This pro forma presentation assumes a share price of $46.84 based on the Company’s closing stock price on January 7, 2019. The Auto Care Acquisition is subject to customary closing conditions and is expected to close by February 2019.

Pro Forma Condensed Combined Financial Statements

The unaudited Pro Forma Condensed Combined Financial Statements have been prepared giving effect to the Transactions pursuant to Article 11 of Regulation S-X. The assets acquired and liabilities assumed in the Battery Acquisition and Auto Care Acquisition will be measured at their respective fair values with any excess purchase price reflected as goodwill. The valuation is preliminary and estimated asset values and assumed liabilities will be adjusted as final purchase price allocations are completed. The Pro Forma Condensed Combined Financial Statements also contemplate the Company’s ultimate issuance of debt financing, term loans, common stock, mandatory convertible preferred stock and new equity to be issued to Spectrum, net of the assumed proceeds of the Varta Divestment Business. The unaudited Pro Forma Condensed Combined Financial Statements presented assume that the Acquired Battery Business and Acquired Auto Care Business are wholly owned subsidiaries of the Company.

The unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2018 is presented on a basis to reflect the Transactions as if they had occurred on September 30, 2018. The following unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended September 30, 2018 is presented on a basis to reflect the Transactions as if they had occurred on October 1, 2017.

The unaudited Pro Forma Condensed Combined Statement of Earnings includes interest and financing costs related to the Transactions and preliminary purchase accounting adjustments, such as depreciation and amortization expense on acquired tangible and intangible assets, which are expected to have continuing impact on the combined results. The impact from any of the operating results from the Varta Divestment Business has been removed as a pro forma adjustment to exclude those results as they will not have a continuing impact on the combined results. The impacts of any revenue or cost synergies that may result from combining Energizer and the Acquired Battery Business or Acquired Auto Care Business are not included herein. We expect to generate synergies through network optimization, selling, general and administrative reductions and procurement efficiencies. These savings are projected to be achieved over a period of three years following the close of the Transactions.

This financial information should be read in conjunction with the Company’s financial statements and accompanying notes, including the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on November 16, 2018, as well as the Acquired Battery Business’ and the Acquired Auto Care Business’ audited annual combined financial statements as of September 30, 2018 and 2017 and for the fiscal years ended September 30, 2018, 2017 and 2016, and the notes related thereto, accompanying these Pro Forma Condensed Combined Financial Statements.

The pro forma adjustments are based upon available information and assumptions that management of Energizer believes reasonably reflect the Transactions. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (U.S. GAAP). Accordingly, the assets, liabilities and commitments of the Acquired Battery Business and the Acquired Auto Care Business are adjusted to their estimated fair values on the assumed acquisition date of September 30, 2018. The historical condensed combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the Transactions and, with respect to the Pro Forma Condensed Combined Statement of Earnings only, expected to have a continuing impact on the combined results of operations. The unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Energizer would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or the financial position of Energizer.

ENERGIZER HOLDINGS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2018

(In millions, except per share data - Unaudited)

	Energizer	Acquired Battery Business					Energizer and Acquired	Acquired Auto Care Business
Assets	Historical September 30, 2018	Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma	Battery Combined Business	Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma	Combined Pro Forma Business
Current assets
Cash and cash equivalents	$522.1	$—	$—	$(298.6	)(a)	$(298.6)	$223.5	$—	$—	$(42.2	)(a)	$(42.2)	$181.3
Trade receivables	230.4	98.5	—	(41.3	)(b)	57.2	287.6	55.3	—	—		55.3	342.9
Inventories	323.1	127.8	—	(27.3	)(c)	100.5	423.6	74.4	—	17.2	(c)	91.6	515.2
Prepaid expenses and other assets	—	28.5	(28.5)	—		—	—	3.9	(3.9)	—		—	—
Other receivables	—	23.0	(23.0)	—		—	—	4.6	(4.6)	—		—	—
Other current assets	95.5	—	51.5	(18.7	)(d)	32.8	128.3	—	8.5	—		8.5	136.8

Total current assets	1,171.1	277.8	—	(385.9)		(108.1)	1,063.0	138.2	—	(25.0)		113.2	1,176.2
Restricted cash	1,246.2	—	—	(1,246.2	)(e)	(1,246.2)	—	—	—	—		—	—
Property, plant and equipment, net	166.7	142.9		(0.9	)(f)	142.0	308.7	58.2	—	6.9	(f)	65.1	373.8
Goodwill	244.2	195.5		381.9	(g)	577.4	821.6	841.8	—	(631.6	)(g)	210.2	1,031.8
Other intangible assets	232.7	269.5		408.6	(h)	678.1	910.8	384.4	—	545.0	(h)	929.4	1,840.2
Deferred charges and other	—	9.5	(9.5)	—		—	—	1.8	(1.8)	—		—	—
Deferred tax asset	36.9	2.3	—	—	(i)	2.3	39.2	—	—	—	(i)	—	39.2
Other assets	81.0	—	9.5	(1.6	)(j)	7.9	88.9	—	1.8	—		1.8	90.7

Total assets	$3,178.8	$897.5	$—	$(844.1)		$53.4	$3,232.2	$1,424.4	$—	$(104.7)		$1,319.7	$4,551.9

Liabilities and Shareholder’s Equity
Current liabilities
Current maturities of long-term debt	$4.0	$—	$—	$(4.0	)(k)	$(4.0)	$—	$—	$—	$—		$—	$—
Current portion of capital lease obligations	—	5.9	(5.9)	—		—	—	0.4	(0.4)	—		—	—
Notes payable	247.3	—	—	(240.0	)(k)	(240.0)	7.3	—	—	—		—	7.3
Accounts payable	228.9	131.5	—	(56.2	)(l)	75.3	304.2	54.6	—	—		54.6	358.8
Accrued wages and salaries	—	24.5	(24.5)	—		—	—	3.7	(3.7)	—		—	—
Other current liabilities	271.0	37.7	30.4	(113.4	)(m)	(45.3)	225.7	16.4	4.1	(12.9	)(m)	7.6	233.3

Total current liabilities	751.2	199.6	—	(413.6)		(214.0)	537.2	75.1	—	(12.9)		62.2	599.4
Long-term debt	976.1	—	—	1,453.0	(k)	1,453.0	2,429.1	—	—	591.0	(k)	591.0	3,020.1
Long-term debt held in escrow	1,230.7	—	—	(1,230.7	)(k)	(1,230.7)	—	—	—	—		—	—
Capital lease obligations, net of current portion	—	39.5	(39.5)	—		—	—	32.3	(32.3)	—		—	—
Deferred income taxes	—	62.0	(62.0)	—		—	—	72.4	(72.4)	—		—	—
Other liabilities	196.3	16.5	101.5	(24.7	)(n)	93.3	289.6	2.1	104.7	—		106.8	396.4

Total liabilities	3,154.3	317.6	—	(216.0)		101.6	3,255.9	181.9	—	578.1		760.0	4,015.9
Shareholders’ equity
Series A mandatory convertible preferred stock	—	—	—	—		—	—	—	—	170.5	(o)	170.5	170.5
Common stock	0.6	—	—	—		—	0.6	—	—	0.1	(p)	0.1	0.7
Additional paid-in capital	217.8	—	—	—		—	217.8	—	—	427.7	(p)	427.7	645.5
Retained earnings	177.3	—	—	(48.2	)(q)	(48.2)	129.1	—	—	(38.6	)(q)	(38.6)	90.5
Treasury stock	(129.4)	—	—	—		—	(129.4)	—	—	—		—	(129.4)
Accumulated other comprehensive loss	(241.8)	(57.8)	—	57.8	(r)		(241.8)	(6.3)	—	6.3	(r)	—	(241.8)
Net parent investment	—	637.7	—	(637.7	)(r)	—	—	1,248.8	—	(1,248.8	)(r)	—	—

Total shareholder’s equity	24.5	579.9	—	(628.1)		(48.2)	(23.7)	1,242.5	—	(682.8)		559.7	536.0

Total liabilities and shareholder’s equity	$3,178.8	$897.5	$—	$(844.1)		$53.4	$3,232.2	$1,424.4	$—	$(104.7)		$1,319.7	$4,551.9

ENERGIZER HOLDINGS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended September 30, 2018

(In millions, except per share data - Unaudited)

	Energizer	Acquired Battery Business					Energizer and Acquired	Acquired Auto Care Business
	Historical September 30, 2018	Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma	Battery Combined Business	Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma		Combined Pro Forma Business
Net sales	$1,797.7	$870.5	$—	$(360.1	)(s)	$510.4	$2,308.1	$465.6	$—	$—		$465.6		$2,773.7
Cost of products sold	966.8	564.3	44.5	(267.2	)(t)	341.6	1,308.4	275.6	38.9	(1.9	)(t)	312.6		1,621.0
Restructuring and related charges	—	—	—	—		—	—	9.2	(9.2)	—		—		—

Gross profit	830.9	306.2	(44.5)	(92.9)		168.8	999.7	180.8	(29.7)	1.9		153.0		1,152.7
Selling, general and administrative expense	421.7	—	130.1	(117.3	)(u)	12.8	434.5	—	57.6	—		57.6		492.1
Selling expense	—	64.5	(64.5)	—		—	—	17.1	(17.1)	—		—		—
General and administrative expense	—	125.7	(125.7)	—		—	—	89.8	(89.8)	—		—		—
Advertising and sales promotion expense	112.9	—	5.7	(1.0	)(v)	4.7	117.6	—	9.2	—		9.2		126.8
Research and development expense	22.4	11.8	—	(3.3	)(w)	8.5	30.9	4.1	—	—		4.1		35.0
Amortization of intangible assets	11.5	—	9.9	20.9	(x)	30.8	42.3	—	10.4	11.2	(x)	21.6		63.9
Write-off for goodwill impairment	—	—	—	—		—	—	92.5	—	—		92.5		92.5
Restructuring	—	—	—	—		—	—	9.2	—	—		9.2		9.2
Gain on sale of real estate	(4.6)	—	—	—		—	(4.6)	—	—	—		—		(4.6)
Interest expense	98.4	1.9	—	40.7	(y)	42.6	141.0	2.1	—	38.6	(y)	40.7		181.7
Other items, net	(6.6)	—	1.1	21.0	(z)	22.1	15.5	—	0.2	—		0.2		15.7
Other non-operating income, net	—	1.1	(1.1)	—		—	—	0.2	(0.2)	—		—		—

Earnings/(loss) before income taxes	175.2	101.2	—	(53.9)		47.3	222.5	(34.2)	—	(47.9)		(82.1)		140.4
Income tax provision/(benefit)	81.7	21.4	—	(17.8	)(aa)	3.6	85.3	(24.7)	—	(12.3	)(aa)	(37.0)		48.3

Net earnings/(loss)	$93.5	$79.8	$—	$(36.1)		$43.7	$137.2	$(9.5)	$—	$(35.6)		$(45.1)		$92.1

Mandatory convertible preferred stock dividends	—						—						(bb)	13.6

Net earnings attributable to common shareholders	$93.5						$137.2							$78.5

Earnings Per Share
Basic net earnings per share	$1.56						$2.29						(bb)	$1.14
Diluted net earnings per share	$1.52						$2.23						(bb)(cc)	$1.11

Weighted-Average Shares—Basic	59.8						59.8					9.3	(bb)	69.1
Weighted-Average Shares—Diluted	61.4						61.4					9.3	(bb)	70.7

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

1. Basis of Presentation

The historical results of Energizer have been derived from the audited Consolidated Balance Sheet and Statement of Earnings as of and for the year ended September 30, 2018. The historical results of the Acquired Battery Business and Acquired Auto Care Business have been derived from their respective audited Combined Balance Sheet and Combined Statement of Earnings as of and for the year ended September 30, 2018. The impact of removing the Varta Divestiture Business is reflected within the Acquired Battery Business pro forma adjustments and are derived from the unaudited financial records of Spectrum based on the results of that business as of and for the year ended September 30, 2018.

The unaudited pro forma condensed combined financial information reflects adjustments to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under ASC 805, which requires, among other things, the assets and liabilities assumed in a business combination be recognized at their fair value as of the acquisition date.

2. Significant Accounting Policies

The unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Earnings have been prepared using the significant accounting policies as set forth in our audited consolidated financial statements for the year ended September 30, 2018. Adjustments have been made to the historical results for the Acquired Battery Business and Acquired Auto Care Business to be consistent with the presentation of Energizer’s Consolidated Balance Sheet and Statement of Earnings. The most significant adjustments to the balance sheet are:

1) reclassification of $32.4 of Prepaid expenses and other assets and $27.6 of Other receivables to Other current assets;

2) reclassification of $11.3 of Deferred charges and other to Other assets;

3) reclassification of $6.3 of Current portion of capital lease obligations and $28.2 of Accrued wages and salaries to Other current liabilities; and

4) reclassification of $134.4 of Deferred income taxes and $71.8 of Capital lease obligations, net of current portion to Other liabilities.

The most significant adjustments to the statement of earnings was the reclassification of $81.6 of Selling expense and $215.5 of General and administrative expense to Selling, general and administrative expense (SG&A). Reclassification out of SG&A offset this increase and include the following significant items:

1) $74.2 of shipping and handling costs out of SG&A to Cost of products sold;

2) $14.9 of advertising expense out of SG&A to Advertising and sales promotion expense (A&P); and

3) $20.3 of amortization expense out of SG&A to Amortization of intangible assets.

Restructuring and related charges of $9.2 incurred by the Acquired Auto Care Business was also reclassified to Cost of products sold.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

3. Preliminary Purchase Consideration and Purchase Price Allocation

The Company utilized or expects to utilize cash on hand and issued or expects to issue long-term debt and equity consideration to fund the Transactions. As of September 30, 2018, the adjustments to the $2,000.0 contractual purchase price for the Acquired Battery Business and the adjustments to the $1,250.0 contractual purchase price for the Acquired Auto Care Business included the following:

Preliminary Purchase Consideration	Acquired Battery Business	Acquired Auto Care Business
Initial contractual cash consideration	$2,000.0	$937.5
Initial contractual equity consideration (1)	—	312.5
Less: Adjustment to fair value of equity issued (1)	—	(65.2)
Less: Contractual purchase price adjustments (2)	(43.9)	(4.8)

Total consideration to be transferred	$1,956.1	$1,180.0
Plus: Assumed capital lease liability	45.4	32.3
Plus: Assumed pension liability	42.6	—

Total purchase price to be allocated	$2,044.1	$1,212.3

(1)

The contractual value of the stock expected to be issued to Spectrum was $312.5. Per the acquisition agreement, the actual number of shares was determined based on the 10 day VWAP calculation and resulted in 5,278,921 shares issued to Spectrum. As of January 7, 2019, the closing stock price was $46.84 per share and the fair value of the stock to be issued to Spectrum for pro forma purposes was based on this closing value resulting in a net fair value of $247.3 for the equity consideration.

(2)

The Acquired Battery Business’ adjustments related to the contractually assumed amount of the pension liability and capital lease obligations offset by actual working capital adjustments. The Acquired Auto Care Business’ adjustments related to the contractually assumed capital leases obligation and working capital adjustments offset by the additional cash consideration paid as a result of the 20 day VWAP calculation.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recorded at the acquisition date fair values. The purchase price allocation is preliminary and based on estimates of the fair value as of September 30, 2018. Upon final completion of the fair value assessment, the ultimate purchase price may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

Preliminary Purchase Price Allocation	Acquired Battery Business	Acquired Auto Care Business
Preliminary purchase price of the Acquired Businesses	$2,044.1	$1,212.3
Less: Carrying value of net assets acquired	(76.2)	(16.3)
Less: Fair value of Other intangible assets	(678.1)	(929.4)
Less: Increase in fair value of Inventory	(21.3)	(17.2)
Less: Increase in fair value of PP&E, net	(53.1)	(6.9)
Less: Assumed pension liability	(42.6)	—
Less: Assumed capital leases	(45.4)	(32.3)
Less: Fair value of net assets divested (including excess goodwill of $10.6)	(550.0)	—

Residual goodwill	$577.4	$210.2

Reconciliation of Carrying Value of Net Assets Acquired
Carrying value of the Acquired Business at September 30, 2018	$579.9	$1,242.5
Less: Pension liability not included at September 30, 2018 (footnote n below)	(38.7)	—
Less: Historical goodwill	(195.5)	(841.8)
Less: Historical intangible assets	(269.5)	(384.4)

Total Carrying value of net assets acquired	$76.2	$16.3

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

4. Transactions Sources and Uses

Acquired Battery Business

To fund the Battery Acquisition, the Company utilized cash on hand as well as the proceeds from the issuance of long-term debt. In addition, the Company utilized the proceeds to refinance current debt outstanding and pay acquisition related costs including debt issuance costs. An estimate of the sources and uses of funds for the Battery Acquisition are as follows:

Sources:		Uses:
Cash on hand	$299.1	Consideration to be transferred	$1,956.1
Term loan A (1)	200.0	Refinance Notes payable (3)	240.0
Term loan B (1)	1,000.0	Refinance current term loan (3)	388.0
6.375% Senior Notes Due 2026 (2)	500.0
4.375% Senior Notes Due 2026 (Euro Notes of €650.00) (2)	754.2	Estimated fees and expenses—including debt issuance costs (4)	169.2

Total Sources	$2,753.3	Total Uses	$2,753.3

(1)

On January 2, 2019, the Company completed the Battery Acquisition and the proceeds of a new senior secured first lien credit agreement were released from escrow. The credit agreement includes a 5-year $400.0 undrawn revolving credit facility and also provided for $1,200.0 of borrowings under a $200.0 3-year term loan A facility and $1,000.0 7-year term loan B facility. These term loans are expected to be partially repaid with $550.0 of assumed proceeds from the Varta Divestment Business.

(2)

On July 6, 2018, the Company completed two senior note offerings due in 2026 of $500.0 at 6.375% and €650.0 (USD equivalent of $754.2) at 4.625% for a total of $1,254.2. The funds were held in escrow until closing of the Battery Acquisition and were recorded on the balance sheet as Restricted cash. As of September 30, 2018, the Restricted cash associated with these funds was $1,246.2. The net long-term debt related to the escrowed funds was $1,230.7, which included $23.5 of debt issuance costs. The closing of the Battery Acquisition resulted in the Restricted cash funds being utilized to fund the acquisition and the reclassification of the $1,230.7 from Long-term debt held in escrow to Long-term debt.

(3)	Represents borrowings under the Company’s previous senior secured revolving credit facility that were outstanding as of September 30, 2018 and repaid with the proceeds from the debt issuance.
(4)

This includes the payment of debt issuance costs and transaction costs already incurred as of September 30, 2018 and to be incurred through the closing of the Battery Acquisition. The costs not yet incurred to complete the Battery Acquisition are one-time in nature and have been excluded from adjustments to the Pro Forma Condensed Combined Statement of Earnings, but have been included as an adjustment to retained earnings on the Pro Forma Condensed Combined Balance Sheet. The impact of these transaction costs are a reduction to Other current liabilities of $66.1 and a reduction to retained earnings of $35.9 as well as payment of deferred financing fees of $67.2.

Acquired Auto Care Business

To fund the Auto Care Acquisition, the Company intends to utilize the proceeds from the issuance of long-term debt, the issuance of equity to Spectrum and capital markets, as well as cash on hand. In addition, the Company utilized the proceeds to pay acquisition related costs, including debt issuance costs. An estimate of the sources and uses of funds for the Auto Care Acquisition are as follows:

Sources:		Uses:
Debt financing	$600.0	Consideration to be transferred	$1,180.0
Equity to Spectrum (5)	247.3	Estimated fees and expenses—including debt and equity issuance costs (8)	84.5
Common stock issuance (6)	187.5
Mandatory convertible preferred stock issuance (7)	187.5
Cash on hand	42.2

Total Sources	$1,264.5	Total Uses	$1,264.5

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

(5)

Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the $247.3 equity consideration represents the fair value of 5,278,921 shares of Energizer common stock expected to be issued to Spectrum in accordance with the Auto Care Acquisition Agreement. A sensitivity analysis related to the fluctuation in Energizer common stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of Energizer common stock on January 7, 2019 would have on the estimated purchase price for accounting purposes and goodwill as of the closing date. A 10% increase to the Energizer share price would increase the purchase price by $24.7, and a 10% decrease in share price would decrease the purchase price by $24.7, both with a corresponding change to goodwill; however, any such changes in share price would not change the calculation of the number of shares issuable under the agreement.

(6)

Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the $187.5 of common stock issuance represents an assumed number of 4.0 million shares of Energizer common stock. A sensitivity analysis related to the fluctuation in Energizer common stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of Energizer common stock on January 7, 2019 would have on the number of shares issued. A 10% increase to the Energizer share price would decrease the number of shares issued by 0.4 million, and a 10% decrease in share price would increase the number of common stock issued by 0.4 million.

(7)

We expect to issue $187.5 of Mandatory convertible preferred stock and we expect that those shares will provide for us to pay dividends at a rate of 7.25% per annum.We have assumed that we will pay those dividends in cash, although we expect to retain the right to pay those dividends in shares of our common stock. In addition, we have further assumed that none of the shares of the Mandatory convertible preferred stock have been converted during the periods presented.

(8)

This includes the payment of debt and equity issuance costs and transaction costs to be incurred through the closing of the Auto Care Acquisition. The costs not yet incurred to complete the Auto Care Acquisition are one-time in nature and have been excluded from adjustments to the Pro Forma Condensed Combined Statement of Earnings, but have been included as an adjustment to retained earnings on the Pro Forma Condensed Combined Balance Sheet. The impact of these transaction costs are a reduction to Other current liabilities of $12.9 and a reduction to retained earnings of $38.6 as well as payment of deferred financing fees of $9.0, equity issuance fees of $14.0 and a capped call of $10.0.

Varta Divestment Business

The Company will utilize the assumed proceeds from the Divestiture to repay a portion of the new term loans issued to finance the Battery Acquisition. An estimate of the Divestiture sources and uses of funds are as follows:

Sources:		Uses:
Assumed Divestiture proceeds (9)	$550.0	Repayment on term loan A	$91.7
Cash on hand	15.0	Repayment on term loan B	458.3
		Estimated fees and expenses (10)	15.0

Total Sources	$565.0	Total Uses	$565.0

(9)

The Company has assumed $550.0 in proceeds; however, actual proceeds may differ materially based on a variety of factors, including buyer interest, due diligence and the performance of the Varta Divestment Business. In the event that actual proceeds, including specified adjustments, exceed $600.0, Energizer has agreed to pay Spectrum 25% of such excess. In the event that actual proceeds, including specified adjustments, are less than $600.0, Spectrum has agreed to pay Energizer 75% of the shortfall up to a total of $200.0. The assumed proceeds of $550.0 includes Spectrum’s portion of the shortfall.

(10)

This includes the payment of fees and expenses anticipated to be incurred related to closing of the Divestiture. The costs not yet incurred to complete the Divestiture are one-time in nature and have been excluded from adjustments to the Pro Forma Condensed Combined Statement of Earnings, but have been included as an adjustment to retained earnings on the Pro Forma Condensed Combined Balance Sheet. The impact of these transaction costs are a reduction to Retained earnings of $11.4 and a reduction to Other current liabilities of $3.6.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

5. Pro Forma Adjustments

(a) The cash impact of $340.8 is a result of the cash utilized for the Battery Acquisition of $299.1, the cash expected to be utilized for the Varta Divestment Business of $15.0 and the cash expected to be utilized for the Auto Care Acquisition of $42.2. Refer to Note 4, Transactions Sources and Uses, for further discussion of these adjustments.

The adjustment also includes cash of $15.5 related to the difference between the September 30, 2018 Restricted cash balance of $1,246.2 and the Long-term debt held in escrow of $1,230.7.

(b) Trade receivables was reduced by $41.3. This included $36.3 related to balances of the Varta Divestment Business and a $5.0 reduction for outstanding accounts receivables for sales made between Energizer and the Acquired Battery Business in fiscal 2018. These receivables are eliminated as they would have been intercompany if the acquisition had occurred on September 30, 2018.

(c) The Acquired Battery Business pro forma adjustment $27.3 reflects the removal of inventories of the Varta Divestment Business and the removal of profit in inventory from the elimination of sales between Energizer and Spectrum ($0.9), partially offset by the full increase in inventory fair value. The fair value adjustment for all inventory in the Acquired Battery Business was $44.8, of which $23.5 was related to the Varta Divestment Business and $21.3 is related to the retained business. The preliminary fair value of the retained business’ inventory was $101.4 and the fair value of the Varta Divestment Business’ inventory was $71.2 based on the preliminary valuation.

The fair value adjustment for the Acquired Auto Care Business was $17.2 with a preliminary fair value of $91.6. Finished goods were valued at estimated selling prices less the sum of estimated costs of disposal and reasonable profit allowance for selling effort and will yield lower margins as inventory is sold over the next three months.

(d) Other current assets were reduced by $18.7 related to balances of the Varta Divestment Business.

(e) The Restricted cash balance represented the proceeds from the Company’s July 6, 2018 issuance of the debt financing issued to fund the Battery Acquisition. Refer to Note 4, Transactions Sources and Uses, for further discussion.

(f) The Acquired Battery Business pro forma net adjustment of $0.9 to Property, plant and equipment, net represents the removal of the Varta Divested Business’ assets partially offset by the fair market value increase for the acquire PP&E. The fair market value increase for all Property, plant and equipment, net in the Acquired Battery Business was $83.1, of which $53.1 related to the retained business and $30.0 related to the Varta Divestment Business. The estimated fair value of the retained assets was $142.0 and the fair value for the Varta Divestment Business was $84.0 based on the preliminary valuation.

The fair market value increased for all Property, plant and equipment in the Acquired Auto Care Business was $6.9 and the fair value of the assets was $65.1.

(g) Reflects the net adjustment to remove the acquired business’ historical goodwill and record the residual goodwill based on the preliminary purchase price allocation discussed in Note 3, Preliminary Purchase Consideration and Purchase Price Allocation.

(h) Reflects adjustments for the net effect of eliminating the acquired business’ historical intangible assets balance and recording the identifiable intangible assets retained in the Transactions. The preliminary fair values of the intangible assets retained included the following:

	Acquired Battery Business		Acquired Auto Care Business
	Preliminary Fair Value	Weighted Average Life	Preliminary Fair Value	Weighted Average Life
Trade names	$468.0	Indefinite	$664.1	Indefinite
Trade names—definite lived	—		22.0	15 years
Customer relationships	154.1	15 years	133.2	15 years
Proprietary technology	56.0	5.9 years	110.1	9.8 years

Total Other intangible assets	$678.1		$929.4

The amortizable intangible assets will be amortized on a straight-line basis over their estimated useful lives. The fair value of the Varta Divestment Business’ Other intangible assets was $485.9 at the date of the Battery Acquisition. These assets were excluded from the combined pro forma business.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

(i) The Company is still evaluating the current and deferred tax implications of the Transactions. The Company is acquiring businesses from around the world and the acquisition agreements have determined each jurisdiction to be either a stock or asset acquisition. Due to the accounting implications of the asset versus stock deal by legal jurisdiction, as well as the varying statutory tax rates across the global business, the Company’s best estimate of deferred taxes for this pro forma is the deferred tax balances of the Acquired Battery Business and Acquired Auto Care Business as of September 30, 2018.

(j) Other assets was reduced by $1.6 related to balances of the Varta Divestment Business.

(k) The net impact of the financing transactions to Current maturities of long-term debt, Notes Payable, Long-term debt and Long-term debt held in escrow are summarized below:

	Current maturities of long- term debt	Notes Payable	Long- term debt	Long- term debt held in escrow	Total
Term loans relating to the Battery Acquisition	$—	$—	$1,200.0	$—	$1,200.0
Senior notes relating to the Battery Acquisition	—	—	1,254.2	(1,254.2)	—
Payment of senior secured revolving credit facility	(4.0)	(240.0)	(384.0)	—	(628.0)
Payment of new term loans with Divestiture proceeds	—	—	(550.0)	—	(550.0)
Less deferred financing fees and debt discounts	—	—	(67.2)	23.5	(43.7)

Total Acquired Battery Business pro forma adjustments	$(4.0)	$(240.0)	$1,453.0	$(1,230.7)	$(21.7)

Debt financing	$—	$—	$600.0	$—	$600.0
Less deferred financing fees	—	—	(9.0)	—	(9.0)

Total Acquired Auto Care Business pro forma adjustments	$—	$—	$591.0	$—	$591.0

(l) Accounts payable was reduced by $56.2. This includes the removal of $51.2 related to balances of the Varta Divestment Business and a $5.0 reduction for outstanding accounts payable for sales made between Energizer and the Acquired Battery Business in fiscal 2018. These payables are eliminated as they would have been intercompany if the acquisition had occurred on September 30, 2018.

(m) Other current liabilities Acquired Battery Business’ pro forma adjustment was a reduction of $113.4 which included $43.7 related to balances of the Varta Divestment Business. The remaining decrease is due to the payment of accrued transaction costs related to the Acquired Battery Business of $66.1 and the Varta Divestment Business of $3.6 paid from the funding sources. The Acquired Auto Care Business also had an adjustment of $12.9 related to its funding sources. Refer to Note 4, Transactions Sources and Uses above for additional information

(n) Other liabilities was reduced by $24.7 which represented the total Other liabilities included in the Acquired Battery Business’ historical results related to the Varta Divestment Business. In addition to those Other liabilities, the Varta Divestment Business will also assume an unfunded pension liability of $38.7. This pension plan was a multi-employer plan with other Spectrum businesses and was not recorded on the Acquired Battery Business’ historical balance sheet. This balance was not included in the historical results of the Acquired Battery Business and will not be retained by the Company after the divestiture. As a result, no pro forma adjustment was required to remove this liability balance from the historical results.

(o) Series A Mandatory convertible preferred stock increased by $170.5 which reflects the assumed proceeds of the $187.5 issuance less the $7.0 of estimated fees to issue the stock and the expenses related to the capped call of $10.0. In addition, if the underwriters exercise in full their option to purchase an additional 15% of shares representing Series A mandatory convertible preferred stock, it would result in an additional $28.1 of proceeds, subject to issuance costs. However, no such exercise is reflected in these pro forma financial statement.

(p) Common stock increased by $0.1 for the $0.01 per share par value of the assumed number of newly issued common shares of 9.3 million and APIC increased $427.7 related to the new common share issuances. Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the newly issued shares of Energizer common stock resulted in an increase to APIC of $434.7. This increase was offset by the estimated expenses to issue the common equity of $7.0.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

In addition, if the underwriters exercise in full their option to purchase an additional 15% of Common stock, it would result in an additional $28.1 of proceeds, subject to issuance costs, and 0.6 million additional shares based on the closing price of Energizer common stock of $46.84 on January 7, 2019. However, no such exercise is reflected in these pro forma financial statement.

(q) The Retained earnings adjustment of $48.2 reflects adjustment for the anticipated transaction costs still to be incurred after September 30, 2018 for the Battery Acquisition of $35.9 and the Divestiture of $11.4 discussed in Note 4, Transactions Sources and Uses above, as well as the elimination of profit from the sales between Energizer and the Acquired Battery Business in fiscal 2018.

The Auto Care Acquisition adjustment of $38.6 also relates to the anticipated transaction costs discussed in Note 4, Transactions Sources and Uses.

(r) Reflects the elimination of the Acquired Battery Business’ and Acquired Auto Care Business’ historical equity.

(s) The Acquired Battery Business’ Net sales for the twelve months ended September 30, 2018, was reduced by $360.1. This included a reduction of $355.1 related to the Varta Divestment Business’ operations and a $5.0 reduction for sales made between Energizer and the Acquired Battery Business in fiscal 2018. These sales would have been intercompany sales if the acquisition had occurred on October 1, 2017.

(t) The Acquired Battery Business’ Cost of products sold for the twelve months ended September 30, 2018, was reduced by $267.2 driven by the removal of:

1) $258.3 related to the operations of the Varta Divestment Business;

2) $4.1 related to the cost of goods sold on the sales made between Energizer and the Acquired Battery Business in fiscal 2018 which would have been intercompany sales if the acquisition had occurred on October 1, 2017; and

3) $4.8 associated with the adjustment to record the Acquired Battery Business’ property, plant and equipment, net at fair value as if the Transactions had occurred on October 1, 2017. The decrease in depreciation expense from the historical results is due to the Corporate allocations included in its historical results.

The Acquired Auto Care Business’s Cost of products sold was reduced by $1.9 associated with the adjustment to record its assets net at fair value. The decrease in depreciation expense from the historical results is due to the Corporate allocations included in its historical results.

The fair value adjustments related to retained inventory acquired of $21.3 related to the Acquired Battery Business and $17.2 related to the Acquired Auto Care Business were not included in the cost of products sold pro forma adjustments as they will not have a continuing impact on the operations of the combined business.

(u) The reduction to SG&A of $117.3 includes the removal of $70.2 of acquisition and integration expenses included in SG&A costs from both Energizer and the Acquired Battery Business’ historical financial statements which are related to these Transactions, and will not have a continuing impact on the operations of the combined business, and the removal of $47.1 of SG&A expenses related to the operations of the Varta Divestment Business.

(v) The reduction to A&P of $1.0 is related to the operations of the Varta Divestment Business.

(w) The reduction to R&D of $3.3 is related to the operations of the Varta Divestment Business.

(x) Includes additional intangible asset amortization expense of $24.9 and $11.2 associated with the adjustment to record the Acquired Battery Business’ and Acquired Auto Care Business’ retained intangible assets, respectively, at their preliminary fair value and the resultant full year amortization expense of $52.4 as if the Transactions had occurred on October 1, 2017. This increase was offset by the removal of $4.0 of amortization expense related to the Varta Divestment Business.

(y) The pro forma interest expense associated with these Transactions includes the annual interest expense on the long-term debt of $3,104.2 after application of the assumed proceeds from the Varta Divestment Business to reduce indebtedness (balance sheet includes the netting of debt issuance costs of $84.1) at the estimated weighted average interest rate for the debt at 5.9%. The pro forma interest expense of $181.7 was offset by the removal of Energizer, the Acquired Battery Business’ and the Acquired Auto Care Business’ historical interest expense of $98.4, $1.9, and $2.1, respectively.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

In addition, excluding the new $600.0 of debt financing for the Auto Care Acquisition, less than 2% of the long-term debt is variable when taking into account interest rate swaps the Company has in place. An 1/8% change in the interest rate on the variable portion of debt outstanding would result in a change to the annual interest expense of less than $0.1. A 1/8% change in the interest rate on the placement of the new $600.0 of debt financing would result in a change to annual interest expense of $0.8.

(z) Includes the removal of $15.2 of foreign currency gains and $5.2 of interest income recorded in Energizer’s historical results which were related to the Euro bonds issued on July 6, 2018 to fund the Battery Acquisition. These gains are associated with the restricted funds from the Battery Acquisition debt issuance, and are being removed as they are related to the Battery Acquisition and will not have a continuing impact on the operations of the combined business. The remaining adjustment is related to the removal of $0.6 of income related to the Varta Divestment Business.

(aa) The Company is still evaluating the current and deferred tax implications of the Transactions. The Company is acquiring businesses from around the world and the acquisition agreements have determined each jurisdiction to be either a stock or asset acquisition. Due to the accounting implications of the asset versus stock deal by legal jurisdiction, as well as the varying statutory tax rates across the global business, the Company’s best estimate of the income tax provision/(benefit) for the Sales, Cost of products sold, SG&A and Amortization of intangible assets pro forma adjustments is the effective tax rate of the Acquired Battery Business and Acquired Auto Care Business. The pro forma tax benefit for the Energizer SG&A and interest expense adjustment was calculated utilizing the statutory rates for the entities where the cost would be incurred.

The above pro forma adjustments to the Acquired Battery Business resulted in a reduction to income tax provision of $3.2. In addition, the Acquired Battery Business income taxes for the twelve months ended September 30, 2018, were reduced by $14.6 for the Varta Divestment Business based on the statutory rates of the Varta Divestment Business. The above pro forma adjustments to the Acquired Auto Care Business resulted in a reduction to income tax provision of $12.3.

(bb) The following table provides the pro forma weighted average number of basic and diluted common shares outstanding for the year ended September 30, 2018. Diluted earnings per common share applies the if-converted method by adjusting for the more dilutive effect of the Mandatory convertible preferred stock as a result of either its accumulated dividend for the period in the numerator, or the assumed-converted common share equivalent in the denominator. No adjustment for the shares issuable on conversion is reflected in the computation of the pro forma diluted earnings per common share because the assumed conversion of those shares would be anti-dilutive.

Numerator:	For the Year Ended September 30, 2018
Pro forma earnings available to common shareholders—basic	$92.1
Less: Series A Mandatory convertible preferred stock dividends (1)	13.6

Pro form earnings available to common shareholders—diluted	$78.5
Denominator:
Basic:
As reported weighted average common shares outstanding	59.8
Common Stock assumed issued (2)	9.3

Pro forma weighted average common shares outstanding	69.1
Diluted:
As reported weighted average common shares outstanding	61.4
Common Stock assumed issued (2)	9.3

Pro forma weighted average common shares outstanding	70.7
Earnings per common share:
Pro forma basic earnings per common share	$1.14
Pro forma diluted earnings per common share	$1.11

(1) Based on our reported share price of $46.84 on January 7, 2019, we will be issuing Mandatory convertible preferred stock which would result in the issuance of 4.0 million shares of Common stock upon maturity. A 10% increase to the Energizer share price at the date of issuance would decrease the number of common shares issued by 0.4 million, and a 10% decrease in share price at the date of issuance would increase the number of common stock issued by 0.4 million. If the underwriters exercise their option to purchase up to an 15% of the Mandatory convertible preferred stock, an additional 0.6 million shares would be issued based on the January 7, 2019 closing stock price.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data - Unaudited)

We have assumed that the Mandatory convertible preferred stock will pay cash dividends of 7.25% per annum on $187.5 assumed proceeds, which would result in an aggregate cash dividend of $13.6 for the year ended September 30, 2018. A 1/8 percent change in the assumed dividend rate on the Mandatory convertible preferred stock would change the amount of cash dividends by approximately $0.2 for the year ended September 30, 2018. The foregoing amounts of dividends assume that we pay dividends on the Mandatory Convertible Preferred Stock in cash. However, we expect to retain the right to pay those dividends in shares of our common stock.

A 10% change in the allocation between the Mandatory convertible preferred stock and the Common stock would result in a change in the Mandatory convertible preferred stock proceeds of $18.8 million and would result in additional dividends of $1.4.

(2) Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the newly issued shares of Energizer common stock would result in 4.0 million shares. In addition, the Company expects to issue 5.3 million shares to Spectrum. In total, the Company has increased its basic and diluted shares outstanding by 9.3 million shares assuming that the transactions had occurred as of October 1, 2017.

If the underwriters exercise in full their option to purchase an additional 15% of Common stock, it would result in an additional $28.1 of proceeds, subject to issuance costs, and 0.6 million additional shares based on the closing price of Energizer common stock of $46.84 on January 7, 2019. However, no such exercise is reflected in these pro forma financial statement.

A 10% change in the allocation between the Common stock and the Mandatory convertible preferred stock would result in additional shares of approximately 0.4 million. A 10% increase to the Energizer share price would decrease the number of shares issued by 0.4 million, and a 10% decrease in share price would increase the number of common stock issued by 0.4 million.

(cc) The pro forma diluted net earnings per share of $1.11 do not include the impacts of any revenue or cost synergies that may result from combining Energizer and the Acquired Battery Business or Acquired Auto Care Business which are not included herein. We expect to generate synergies through network optimization, SG&A reductions and procurement efficiencies. These savings are projected to be achieved over a period of three years following the close of the Transactions.